Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577
FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko
(440) 449-9669
For Immediate Release
Tuesday, May 1, 2007
NACCO INDUSTRIES, INC. ANNOUNCES FIRST QUARTER 2007 RESULTS
CLEVELAND, Ohio, May 1, 2007 – NACCO Industries, Inc. (NYSE: NC) today announced net income for the first quarter of 2007 of $6.6 million, or $0.80 per share, a decrease of $6.1 million or $0.74 per share, from 2006 net income of $12.7 million, or $1.54 per share.

NACCO Consolidated Highlights
First-quarter 2007 results reflected the following:
•	absence of a $3.7 million before and after tax gain on the sale of a lift truck retail dealership recognized in the first quarter of 2006;

•	a $2.5 million restructuring charge, or $1.6 million after a tax benefit of $0.9 million, at NACCO Materials Handling Group (“NMHG”) Wholesale;

•	incremental seasonal losses of $3.5 million, or $2.3 million after a tax benefit of $1.2 million from Kitchen Collection’s Le Gourmet Chef® stores, which were acquired in August 2006;

•	costs of $1.2 million, or $0.8 million after a tax benefit of $0.4 million, associated with the terminated Applica transaction and ongoing Applica litigation at NACCO and Other; and

•	improved operating results at all subsidiaries and the parent company of approximately $2.3 million, after tax.
            Revenues for the first quarter of 2007 were $803.9 million compared with revenues of $770.4 million for the first quarter of 2006. NACCO’s businesses all recorded revenue increases, with the exception of NMHG Retail which sold two dealerships during 2006.

First Quarter Subsidiary Highlights
•	NMHG Wholesale’s net income was $9.0 million, compared with $10.0 million in 2006; results include a restructuring charge of $2.5 million, or $1.6 million after a tax benefit of $0.9 million, for a restructuring program which is expected to reduce costs at NMHG’s manufacturing facility in The Netherlands

•	NMHG Retail’s net loss was $3.7 million, compared with net income of $1.4 million in 2006, which included a $3.7 million before and after tax gain on the 2006 sale of a retail dealership

•	Hamilton Beach/Proctor-Silex’s net loss of $0.1 million was comparable to the 2006 net loss of $0.2 million

•	Kitchen Collection’s net loss of $3.1 million increased compared with the 2006 net loss of $0.9 million as a result of seasonal losses of $3.5 million, or $2.3 million after a tax benefit of $1.2 million, from Kitchen Collection’s Le Gourmet Chef® stores, which were acquired in August 2006

•	North American Coal’s net income increased to $6.8 million, compared with $3.7 million in 2006, primarily because of an amendment to the contract at the San Miguel Lignite Mining Operations and lower selling, general and administrative expenses

•	NACCO and Other’s net loss of $2.2 million increased from a loss of $1.2 million in 2006 due to $1.2 million, or $0.8 million after a tax benefit of $0.4 million, of Applica-related expenses

Exhibit 99
          As announced on April 26, 2007, NACCO’s Board of Directors has approved a plan to spin off NACCO’s Hamilton Beach/Proctor-Silex business to NACCO stockholders. The spin-off will establish this company, which will be known as Hamilton Beach, Inc., as an independent public company in the small electric household and commercial appliance industries. As a result of the spin-off, NACCO stockholders, in addition to retaining their shares of NACCO common stock, will receive one half of one share of Hamilton Beach, Inc. Class A common stock and one half of one share of Hamilton Beach, Inc. Class B common stock for each share of NACCO common stock owned. Supplemental information is attached to this release which provides further information about NACCO’s profile after the spin-off of Hamilton Beach, Inc.
Overall Outlook
          The combination of favorable market forces and results of improvement programs are expected to lead to 2007 net income in the general range of 2006 results, excluding the 2006 extraordinary gain from the reduction in the Company’s estimated closed mine obligations and any potential future charges associated with further restructuring programs being considered at NMHG Wholesale and Retail.

Full Year Subsidiary Outlook
•	NMHG Wholesale results are expected to improve over 2006 due to the absence of a debt redemption charge of $17.6 million, or $10.7 million after a tax benefit of $6.9 million, taken in 2006 and anticipated lower interest expense. However, the absence of favorable product liability adjustments recognized in 2006 will mitigate these improvements. Plans for further restructuring programs are being considered, which could result in additional charges as early as the second quarter.

•	NMHG Retail results are expected to improve significantly due to plans being considered to restructure the Australian operations, which if implemented could result in charges in the second quarter of 2007.

•	Hamilton Beach/Proctor-Silex is expected to have stronger net income as a result of increased volumes and an improved mix of products, and the absence of an environmental charge taken in 2006.

•	Kitchen Collection’s operations are expected to improve continually in 2007 as Le Gourmet Chef operations are integrated. However, achieving a net income level in 2007 similar to 2006 will be challenging because Kitchen Collection, in 2007, will recognize eight months of seasonal operating losses at Le Gourmet Chef not incurred by Kitchen Collection prior to the acquisition of Le Gourmet Chef in 2006 and because of integration costs and the extra interest resulting from additional debt incurred for the purchase of Le Gourmet Chef.

•	North American Coal’s 2007 operating results are expected to increase moderately over 2006 excluding the benefit of a dragline sale in 2006 for $21.5 million, or $13.1 million after taxes of $8.4 million.

•	NACCO and Other results are expected to increase in 2007 because of lower employee-related expenses and the absence of Applica transaction fees.
          Overall, NACCO anticipates improved or stable operating results at all subsidiaries in 2007, with many of these improvements occurring in the second half of the year due to the seasonal nature of the Housewares businesses, higher expenditures in the first half of the year as a result of specific programs at NMHG and Hamilton Beach/Proctor-Silex and the increasing integration of Le Gourmet Chef into Kitchen Collection.

Exhibit 99
Detailed Discussion of Results
NMHG Wholesale – Quarter Results
     NMHG Wholesale reported net income of $9.0 million on revenues of $590.7 million for the first quarter of 2007, compared with net income of $10.0 million on revenues of $572.8 million for the first quarter of 2006. First-quarter 2007 results include a $2.5 million pre-tax restructuring charge, or $1.6 million after a tax benefit of $0.9 million, related to a restructuring program implemented at NMHG Wholesale’s manufacturing facility in The Netherlands.
     Revenues increased in the first quarter of 2007 compared with the first quarter of 2006 primarily as a result of favorable foreign currency movements in Europe and the effect of price increases implemented during 2006 in the Americas. Unit volume increased in Asia-Pacific and Europe, but these increases were more than offset by a reduction in unit volumes in the Americas as a result of lower shipments. First-quarter 2007 shipments decreased to 21,514 units from shipments of 21,718 in the first quarter of 2006. NMHG Wholesale’s worldwide backlog was approximately 30,000 units at March 31, 2007 compared with approximately 23,600 units at March 31, 2006 and 27,200 units at December 31, 2006.
     The decrease in net income in the first quarter of 2007, compared with the first quarter of 2006, is primarily attributable to the increase in restructuring charges. Also affecting results were an increase in selling, general and administrative expenses, unfavorable foreign currency movements, partially offset by higher gross profit and a significant decrease in interest expense. Selling, general and administrative expenses increased as a result of higher marketing and engineering costs for new product development, higher product liability expense as a result of favorable results in first-quarter 2006 and higher employee-related expenses. The improvement in gross profit was primarily from price increases, improved manufacturing efficiencies and an increase in sales volumes of higher-margin parts in Europe, partially offset by increased cost of materials, including industrial metals and rubber, and reduced unit volumes in the Americas. Interest expense decreased because debt was refinanced in the second quarter of 2006 at a lower effective interest rate.
NMHG Wholesale – Outlook
     For the remainder of 2007, the company expects continued growth in lift truck markets in Europe and Asia-Pacific and a moderate year-over-year decrease in the Americas, as strength in the South American market is expected to partially offset an expected decline in the North American market.
     Overall, NMHG Wholesale anticipates modest increases in unit booking and shipment levels in 2007 compared with 2006 as a result of market prospects and the launch in prior years of the 1 to 5.5 ton series of the newly designed 1 to 8 ton internal combustion engine (“ICE”) lift truck line, and the launch of the 6 to 7 ton ICE cushion and pneumatic tire lift truck series in the first half of 2007. Shipments of the newly designed 6 to 7 ton ICE lift truck series will be at controlled rates to accommodate the phase-in of these products.
     Increasingly positive effects are expected from new product introductions, product cost and expense reduction efforts already under way and increased efficiencies in the Americas and Europe attributable to the completion of the restructuring and rearrangement of assembly lines in 2006. These benefits are expected to be partially offset in 2007 by incremental product development and related introduction costs and start-up manufacturing inefficiencies in the first half of 2007 related to the launch of the new lift truck series.
     Increases in material costs, specifically industrial metals and rubber, are expected to continue to unfavorably affect results throughout 2007, but price increases implemented in 2006

Exhibit 99
and early 2007 are expected to offset the effect of these increased costs. The company will continue to actively monitor economic conditions and their resulting effects on costs, and will work to mitigate these increased costs through programs initiated in prior years, as well as through price increases when appropriate.
     Due to the manufacturing of trucks and sourcing of components for sale in the U.S. market from countries with appreciated currencies, foreign currency movements have adversely affected earnings as the U.S. dollar continues to weaken against other currencies. During the first quarter of 2007, NMHG Wholesale outsourced its welding and painting operations at its manufacturing facility in The Netherlands. This action is expected to provide benefits of $1.2 million during 2007 and $1.6 million annually thereafter. NMHG Wholesale also continues to evaluate other actions consistent with its stated long-term strategy to manufacture products in the market of sale, which has the added benefit of minimizing currency exposures. The company is analyzing several alternatives, including the possibility of changing sourcing and assembly locations to lessen NMHG’s exposure to future currency exchange rate fluctuations. Decisions will not be made or announced until thorough analyses and discussions are completed, although decisions are expected as early as the second quarter of 2007. As indicated by NMHG Wholesale’s actions in The Netherlands, the company is committed to addressing the critical issue of unfavorable currency exchange rates, as well as meeting the challenges of further reducing manufacturing, component and other product costs and building global market share.
     Overall, NMHG Wholesale results are expected to improve over 2006 primarily due to the absence of a debt redemption charge of $17.6 million, or $10.7 million after a tax benefit of $6.9 million, taken in 2006, and significantly reduced interest expense because debt was refinanced in 2006 at a lower effective interest rate. These anticipated improvements are expected to be partially offset as a result of the favorable impact on 2006 results of product liability adjustments that are not expected to reoccur in 2007. However, further restructuring programs could reduce earnings during the remainder of 2007.
     NMHG Wholesale’s investment in long-term programs, particularly its significant new electric-rider truck, warehouse truck and big truck product development and manufacturing programs, are expected to continue to improve results in 2007 and 2008. The company continues to anticipate that programs in place or under consideration will allow NMHG to achieve its 9 percent operating profit margin goal in the 2010 or 2011 time frame.
NMHG Retail – Quarter Results
     NMHG Retail, which includes the required elimination of intercompany transactions between NMHG Wholesale and NMHG’s wholly owned retail dealerships, reported a net loss for the first quarter of 2007 of $3.7 million compared with net income of $1.4 million for the first quarter of 2006. The change in NMHG Retail’s first-quarter 2007 operating results compared with the 2006 first quarter was primarily attributable to the absence of a before and after tax gain of $3.7 million on the sale of a European retail dealership recognized during the first quarter of 2006. An increase in employee-related costs in Asia-Pacific also contributed to the 2007 net loss.
     Revenues decreased to $42.5 million for the first quarter of 2007 from $46.0 million for the first quarter of 2006. This decrease was primarily the result of the sale of two retail dealerships in Europe during the first and third quarters of 2006 and an increase in intercompany sales transactions, which caused an increase in the required intercompany revenue elimination. The revenue decrease was partially offset by favorable foreign currency movements due to the weakening of the U.S. dollar and improved new and used unit sales volume and service revenue in Asia-Pacific and Europe.

Exhibit 99
NMHG Retail – Outlook
     New programs to improve long-term financial performance were implemented in the Australian operations early in the second quarter of 2007. Further actions are being considered and decisions are planned in the second quarter, which are expected to reduce expenses, improve operational effectiveness and enhance customer service in these markets. Significantly improved results are expected in the second half of 2007 as a consequence of these actions in Australia, although additional restructuring charges may be required.
     Overall, these programs are expected to have an increasingly favorable effect in 2007 and 2008 and are being put in place to meet NMHG Retail’s longer-term strategic objectives, which include achieving at least break-even results while building market position.
Hamilton Beach/Proctor-Silex – Quarter Results
     Hamilton Beach/Proctor-Silex reported a net loss of $0.1 million for the first quarter of 2007 on revenues of $96.8 million, compared with a net loss of $0.2 million for the first quarter of 2006 on revenues of $95.5 million.
     Revenues at Hamilton Beach/Proctor-Silex increased primarily as a result of an increase in sales of higher-priced products in the U.S. consumer and international markets, and commercial markets, driven by increased product placements at retail stores and from the effect of price increases implemented late in the fourth quarter of 2006. This increase was partially offset by lower unit volumes.
     Hamilton Beach/Proctor-Silex’s first-quarter 2007 net loss was comparable to the first quarter of 2006. The net loss was affected by a reduction in selling, general and administrative expenses resulting from lower advertising expenses and favorable restructuring adjustments reduced by higher employee-related costs. Partially offsetting the reduction in operating expenses was lower gross profit resulting from increased product costs and reduced production volume at the Mexico manufacturing operation, which is scheduled to close in the second quarter of 2007.
Hamilton Beach/Proctor-Silex – Outlook
     As previously announced, NACCO’s Board of Directors approved a plan to spin-off NACCO’s Hamilton Beach/Proctor-Silex business to the Company’s stockholders. The spin-off is expected to be complete by the end of June 2007.
     Hamilton Beach/Proctor-Silex is moderately optimistic that markets for its consumer goods will continue to strengthen in 2007 compared with prior years. Current economic conditions affecting consumers, such as energy and interest rates, appear to have stabilized and are expected to continue to remain stable in 2007.
     Over time, continued product innovation, promotions and branding programs at Hamilton Beach/Proctor-Silex are expected to strengthen its market positions. As a result of its ongoing focus on innovation, Hamilton Beach/Proctor-Silex has a strong assortment of new products planned for introduction in 2007, including the new, innovative Quick DryTM Garment Drying Station. These new products, along with products introduced in 2005 and 2006, are expected to generate additional product placements at retailers, resulting in increased revenues and operating profit in 2007.
     Hamilton Beach/Proctor-Silex implemented manufacturing restructuring programs in prior years designed to reduce operating costs and move the manufacturing of products to third-party manufacturers. These restructuring programs, as well as expected increases in volumes and other programs initiated by Hamilton Beach/Proctor-Silex, are expected to have a favorable impact on results in 2007 and future years. The Mexico manufacturing operation, which is Hamilton Beach/Proctor-Silex’s only remaining manufacturing operation, is scheduled to close in the second quarter of 2007. After the second quarter, blenders and coffeemakers for the Mexico and Latin America markets will be produced solely by third-party manufacturers. Hamilton Beach/Proctor-Silex anticipates additional

Exhibit 99
pre-tax charges in the second quarter of approximately $0.9 million related to the completion of its Mexico manufacturing restructuring program.
     Longer-term, Hamilton Beach/Proctor-Silex will work to continuously improve revenues and profitability by focusing on innovative products and on cost-reduction and margin-enhancement programs.
Kitchen Collection – Quarter Results
     Kitchen Collection reported a net loss of $3.1 million for the first quarter of 2007 on revenues of $39.7 million, compared with a net loss of $0.9 million for the first quarter of 2006 on revenues of $23.5 million.
     Kitchen Collection revenues improved in 2007 compared with 2006 primarily as a result of the Le Gourmet Chef acquisition in August 2006. Kitchen Collection currently operates 72 Le Gourmet Chef® stores. Revenues also benefited from an increase in the number of Kitchen Collection® stores to 201 stores at March 31, 2007 from 196 stores at March 31, 2006 and increased comparable store sales as a result of higher average sales transactions.
     The net loss increased in the first quarter of 2007 compared with the 2006 first quarter primarily due to Kitchen Collection’s ownership in 2007 of Le Gourmet Chef. In 2007, Kitchen Collection recognized first quarter seasonal operating losses for Le Gourmet Chef of $3.5 million, or $2.3 million after a tax benefit of $1.2 million, not incurred in 2006. Operating results at Kitchen Collection® stores improved modestly in 2007 compared with 2006.
Kitchen Collection – Outlook
     Kitchen Collection expects modest growth in the outlet mall market in 2007. However, significant increases in gasoline prices and changes in weather patterns could unfavorably affect consumer traffic to outlet mall locations.
     Kitchen Collection anticipates an increase in revenues in 2007 as a result of a full year of operation of the Le Gourmet Chef business. Kitchen Collection assumed 69 of the 77 Le Gourmet Chef® store leases as part of the Le Gourmet Chef acquisition. Five stores were closed during the first quarter of 2007 and three stores are expected to be closed during the second quarter of 2007. Kitchen Collection anticipates that operating results for the Le Gourmet Chef business will improve as under-performing stores are closed.
     Kitchen Collection also expects operating results in the first half of 2007 to be reduced by seasonal losses from the ownership of Le Gourmet Chef® stores. The integration of Le Gourmet Chef is on schedule, and the integration is expected to be completed by the end of 2007, with the exception of the distribution function, which is likely to be completed in late 2008. As a result, Kitchen Collection expects increasingly improved results in the second half of 2007, with the majority of the synergy benefits, excluding distribution synergies, from the integration of Le Gourmet Chef expected to be achieved by mid-2008. However, achieving a net income level in 2007 similar to 2006 will be challenging because Kitchen Collection, in 2007, will recognize eight months of seasonal operating losses at Le Gourmet Chef not incurred by Kitchen Collection prior to the acquisition of Le Gourmet Chef in 2006 and because of integration costs and the extra interest resulting from additional debt for the purchase of Le Gourmet Chef.
     Longer term, Kitchen Collection expects to continue programs in its Kitchen Collection format to enhance its merchandise mix, store displays and appearance and optimize store selling space, and to achieve growth in the Le Gourmet Chef® outlet and traditional mall store formats, while maintaining disciplined cost control and gaining synergy values increasingly.

Exhibit 99
North American Coal – Quarter Results
     North American Coal’s net income for the first quarter of 2007 increased to $6.8 million on revenues of $34.6 million from net income of $3.7 million on revenues of $33.7 million for the first quarter of 2006.
     The following table provides a comparison of North American Coal’s lignite coal and limerock deliveries for the first quarter of 2007 compared with the first quarter of 2006.

	2007	2006
	(in millions)
Lignite coal deliveries (tons)
Consolidated mines	1.6	1.8
Unconsolidated mines	6.7	6.4

Total lignite coal deliveries	8.3	8.2

Limerock deliveries (cubic yards)	10.7	9.7

     Revenues increased due to increased deliveries at the limerock dragline mining operations, primarily as a result of the start-up of a new limerock dragline mining operation in the second quarter of 2006 and increased royalty income. These increases were partially offset by a decrease in tons of lignite delivered because of lower sales to third-parties at Red River Mining Company and a planned customer power plant outage at Mississippi Lignite Mining Company. An amendment to the contract at the San Miguel Lignite Mining Operations, which was signed in the second quarter of 2006, also contributed to increased revenue.
     Net income for the 2007 first quarter increased compared with the 2006 first quarter primarily as a result of the amended contract at San Miguel. Also contributing to the increase in net income were lower general and administrative expenses.
North American Coal – Outlook
     North American Coal expects a moderate decrease in total lignite coal deliveries in 2007 compared with 2006 as a result of planned customer power plant outages, the majority which occurred in the first quarter of 2007.
     North American Coal expects an improvement in operating results, excluding the benefit of a gain on the sale of a dragline in 2006 of $21.5 million, or $13.1 after taxes of $8.4 million, as a result of continued strong results at all mines and a reduction in general and administrative expenses. Anticipated contractual price escalation adjustments are expected to continue to provide compensation for increased commodity costs at all consolidated mining operations. The effective income tax rate in 2007 is also expected to decrease compared with 2006 as a result of the absence of items that unfavorably affected the 2006 effective income tax rate. Royalty income, however, is expected to decrease in 2007 from 2006 levels, and is expected to further decrease in 2008 from 2007 levels, primarily as a result of the expiration of a royalty contract.
     Deliveries from the limerock dragline mining operations are expected to decrease moderately in 2007 as customer projections for 2007 continue to anticipate a decline in the housing market. A pending federal district court decision may affect North American Coal’s customers’ limerock mining permits in South Florida. North American Coal believes its customers intend to challenge vigorously and appeal any unfavorable decision of the federal district court.
     Overall, North American Coal expects strong performance from its current operations over the next few years. Over the longer term, North American Coal expects to continue its efforts to develop new domestic coal projects and is encouraged that more new project opportunities may become available, including opportunities for coal-to-liquids conversion, coal gasification and other clean coal technologies. Accordingly, expenditures for the development of additional uncommitted coal reserves are likely to be higher in 2007 compared with 2006. Further, the company continues to pursue additional non-coal mining opportunities.

Exhibit 99
NACCO and Other – Results
     NACCO and Other, which includes the parent company operations and Bellaire, a wholly owned non-operating subsidiary, reported a net loss of $2.2 million for the first quarter of 2007, compared with a net loss of $1.2 million for the first quarter of 2006. The increase in the net loss includes an increase in income tax expense primarily as a result of an increase in the consolidated effective income tax rate adjustment. Also contributing to the increase were expenses of $1.2 million, or $0.8 million after a tax benefit of $0.4 million, associated with the tender offer for Applica Incorporated’s common stock, which was terminated in January 2007, and the pending litigation against Applica and its acquiror.
NACCO and Other – Outlook
     In 2007, a reduction in NACCO and Other’s general and administrative costs compared with 2006 is expected. However, the company expects to incur additional cash expenses in 2007 associated with the spin-off of Hamilton Beach, Inc., which is expected to be reflected as discontinued operations after the spin-off is completed.
Conference Call
     In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Wednesday, May 2, 2007, at 11:00 a.m. Eastern time. The call may be accessed by dialing (800) 798-2864 (Toll Free) or (617) 614-6206 (International), Passcode: 47847463, or over the Internet through NACCO Industries’ website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through May 9, 2007. The online archive of the broadcast will be available on the NACCO Industries website.
Non-GAAP Measures
     For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax expense or benefit has been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income.
Forward-looking Statements Disclaimer
     The statements contained in this earnings release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:
     NMHG: (1) reduction in demand for lift trucks and related aftermarket parts and service on a worldwide basis, especially in the U.S. where NMHG derives a majority of its sales, (2) changes in sales prices, (3) delays in delivery or increases in costs of raw materials or sourced products and labor, (4) customer acceptance of, changes in the prices of, or delays in the development of new products, (5) introduction of new products by, or more favorable product pricing offered by, NMHG’s competitors, (6) delays in manufacturing and delivery schedules, (7) changes in or unavailability of suppliers, (8) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and

Exhibit 99
other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (9) product liability or other litigation, warranty claims or returns of products, (10) delays in or increased costs of restructuring programs, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (12) acquisitions and/or dispositions of dealerships by NMHG and (13) changes mandated by federal and state regulation including health, safety or environmental legislation.
     Hamilton Beach/Proctor-Silex: (1) the failure to obtain New York Stock Exchange approval for the listing of Hamilton Beach Inc.’s Class A common stock, (2) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of raw materials, key component parts or sourced products, (5) delays in delivery or the unavailability of raw materials, key component parts or sourced products, (6) changes in suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach/Proctor-Silex buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) delays in or increased costs of restructuring programs and (11) increased competition, including consolidation within the industry.
     Kitchen Collection: (1) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (2) changes in costs, including transportation costs, of inventory, (3) delays in delivery or the unavailability of inventory, (4) customer acceptance of new products, (5) increased competition, (6) gasoline prices, weather conditions or other events or other conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores and (7) the ability to successfully integrate Le Gourmet Chef into Kitchen Collection.
     North American Coal: (1) weather conditions, extended power plant outages or other events that would change the level of customers’ lignite coal or limerock requirements, (2) weather or equipment problems that could affect lignite coal or limerock deliveries to customers, (3) changes in mining permit requirements that could affect deliveries to customers, (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) costs to pursue and develop new mining opportunities, (6) changes in U.S. regulatory requirements, including changes in power plant emission regulations and (7) changes in the power industry that would affect demand for North American Coal’s reserves.
About NACCO
     NACCO Industries, Inc. is an operating holding company with three principal businesses: lift trucks, housewares and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. NACCO Housewares Group consists of Hamilton Beach/Proctor-Silex, Inc., a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s website at www.nacco.com.
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NACCO INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended
	March 31
	2007	2006
	(In millions, except per share data)
Total revenues	$803.9	$770.4

Gross profit	$131.0	$121.4

Earnings of unconsolidated project mining subsidiaries	$9.3	$8.9

Operating profit	$15.0	$25.1
Other income (expense)	(6.3)	(9.9)

Income before income taxes and minority interest	8.7	15.2
Income tax provision	2.2	3.0

Income before minority interest	6.5	12.2
Minority interest income	0.1	0.5

Net income	$6.6	$12.7

Basic and diluted earnings per share	$0.80	$1.54

Cash dividends per share	$0.4800	$0.4650

Basic average shares outstanding	8.252	8.229
Diluted average shares outstanding	8.267	8.232
(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended
	March 31
	2007	2006
	(In millions)
Revenues
NACCO Materials Handling Group Wholesale	$590.7	$572.8
NACCO Materials Handling Group Retail (incl. elims.)	42.5	46.0

NACCO Materials Handling Group	633.2	618.8

Hamilton Beach/Proctor-Silex	96.8	95.5
Kitchen Collection	39.7	23.5
Housewares Eliminations	(0.4)	(1.1)

NACCO Housewares Group	136.1	117.9

North American Coal	34.6	33.7

	803.9	770.4

Depreciation, depletion and amortization
NACCO Materials Handling Group Wholesale	7.7	7.3
NACCO Materials Handling Group Retail (incl. elims.)	2.5	2.4

NACCO Materials Handling Group	10.2	9.7

Hamilton Beach/Proctor-Silex	1.0	1.3
Kitchen Collection	0.6	0.4
Housewares Eliminations	—	—

NACCO Housewares Group	1.6	1.7

North American Coal	3.2	3.3
NACCO and Other	—	0.1

	15.0	14.8

Operating profit (loss)
NACCO Materials Handling Group Wholesale	14.0	18.7
NACCO Materials Handling Group Retail (incl. elims.)	(3.8)	1.8

NACCO Materials Handling Group	10.2	20.5

Hamilton Beach/Proctor-Silex	0.7	1.2
Kitchen Collection	(4.9)	(1.4)
Housewares Eliminations	—	(0.1)

NACCO Housewares Group	(4.2)	(0.3)

North American Coal	9.5	6.3
NACCO and Other	(0.5)	(1.4)

	15.0	25.1

Other income (expense)
NACCO Materials Handling Group Wholesale	(2.5)	(5.8)
NACCO Materials Handling Group Retail (incl. elims.)	(1.0)	(1.0)

NACCO Materials Handling Group	(3.5)	(6.8)

Hamilton Beach/Proctor-Silex	(0.9)	(1.5)
Kitchen Collection	(0.3)	(0.1)
Housewares Eliminations	—	—

NACCO Housewares Group	(1.2)	(1.6)

North American Coal	(1.6)	(1.9)
NACCO and Other	—	0.4

	(6.3)	(9.9)

Net income (loss)
NACCO Materials Handling Group Wholesale	9.0	10.0
NACCO Materials Handling Group Retail (incl. elims.)	(3.7)	1.4

NACCO Materials Handling Group	5.3	11.4

Hamilton Beach/Proctor-Silex	(0.1)	(0.2)
Kitchen Collection	(3.1)	(0.9)
Housewares Eliminations	(0.1)	(0.1)

NACCO Housewares Group	(3.3)	(1.2)

North American Coal	6.8	3.7
NACCO and Other	(2.2)	(1.2)

	$6.6	$12.7

(All amounts are subject to annual audit by our independent registered public accounting firm.)

SUPPLEMENTAL DATA
Overview of NACCO Industries, Inc. after the spin-off of Hamilton Beach, Inc.
Following the spin-off of Hamilton Beach, Inc., NACCO Industries, Inc. will continue to be an operating holding company with three principal businesses: lift trucks, mining and specialty retail.
     (a) NACCO Materials Handling Group. NACCO Materials Handling Group (“NMHG”). designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. NMHG manages its operations as two reportable segments: wholesale manufacturing and retail distribution. NMHG is a world leader in the lift truck industry with an estimated 12 percent market share worldwide, including a 26 percent market share in the Americas market in 2006.
     (b) North American Coal. The North American Coal Corporation and its affiliated coal companies (collectively, “NACoal”), mine and market lignite coal primarily as fuel for power generation and provide selected value-added mining services for other natural resources companies. NACoal is the nation’s largest miner of lignite coal and among the ten largest coal producers.
     (c) The Kitchen Collection, Inc. The Kitchen Collection, Inc. (“KCI”) is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® names in outlet and traditional malls throughout the United States. KCI is the nation’s leading specialty retailer of kitchen and related products in factory outlet malls with 280 stores throughout the United States in 2006.
Summary of Investment Highlights

NMHG	NACoal	KCI

w w w w w w w w	Leading market share positions in the Americas and worldwide

Highly recognized Hyster® and Yale® brand names

Large installed population base of lift trucks; an estimated 790,000 Hyster® and Yale® lift trucks in operation worldwide

Highly diverse customer base with more than 600 different end-use applications in 900 industries

Comprehensive global product line

Strong dealer network

Industry-leading national account coverage in the Americas

Globally integrated operations with significant economies of scale	w w w w w w	Lignite coal mines provide steady income and cash flow before financing activities and high return on equity

Contracts structured to minimize exposure to market fluctuations of coal prices

2.2 billion tons of lignite coal reserves, of which 1.1 billion tons are committed to current customers

Outstanding operational and technical mining skills

Highly efficient heavy equipment utilization

	Excellent record of environmental responsibility and employee safety	w w	Highly analytical merchandizing skills and disciplined operating controls Two well-established, complementary retail formats - Kitchen Collection® and Le Gourmet Chef®

Selected Financial Data of NACCO Industries, Inc. excluding Hamilton Beach, Inc.
The following table sets forth selected financial data, as of and for the periods ended December 31, 2006 and 2005. We derived the selected financial data from the consolidated financial statements of NACCO Industries, Inc. and the additional historical quarterly financial data available on our website at www.nacco.com. The amounts below do not include the effect of the anticipated $110.0 special cash dividend to NACCO in connection with the spin-off of Hamilton Beach, Inc. The dollar amounts in the table below are in millions.

	For the three months
	ended March 31,		For the year ended,
	2007	2006	2006	2005
Statement of Operations:
Revenues	$707.1	$674.9	$2,802.3	$2,629.7
Operating profit	$14.3	$23.9	$130.1	$71.0
Net income	$6.7	$12.9	$84.0	$42.2

Balance Sheet:

Total assets	$1,822.2	$1,753.6	$1,857.0	$1,793.1
Total debt	$375.6	$417.4	$374.3	$413.0
Stockholders’ equity	$683.1	$567.3	$662.9	$571.5

Cash Flow Data:

Net cash provided by operating activities	$(71.8)	$(21.0)	$144.8	$43.4
Net cash provided by (used for) investing activities	$(16.6)	$(12.6)	$(42.5)	$(52.5)
Cash Flow before Financing Activities(1)	$(88.4)	$(33.6)	$102.3	$(9.1)
Net cash provided by (used for) financing activities	$11.6	$(2.5)	$(70.8)	$24.9

(1)	Cash Flow before Financing Activities is equal to net cash provided by operating activities less net cash used for investing activities.

Number of Employees (excluding Hamilton Beach, Inc.)	10,600 (as of 12/31/06)
Recognized Names	Hyster®, Yale®, North American Coal, North American Mining, Kitchen Collection®, Le Gourmet Chef®
Headquarters	Cleveland, OH
Chairman, President and Chief Executive Officer	Alfred M. Rankin, Jr.